UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2003

THE VERMONT TEDDY BEAR CO., INC.

(Exact name of registrant as specified in its chapter)

New York 1-12580 03-0291679

(State or other jurisdiction (Commission (IRS Employer

of incorporation File Number) Identification No.)

2236 Shelburne Road, P.O. Box 965, Shelburne, Vermont 05482

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (802) 985-3001

N/A

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets.

On August 29, 2003, The Vermont Teddy Bear Co., Inc. ("VTBC"), through a wholly-owned subsidiary to be known as Calyx & Corolla, Inc. purchased substantially all of the assets of the floral delivery business Calyx & Corolla from Equity Resource Partners, LLC, a Delaware limited liability company and wholly owned subsidiary of Equity Resource Holdings, LLC, a Delaware limited liability company. The acquisition was consummated pursuant to an Asset Purchase Agreement and related documents on August 29, 2003.

The acquired assets include accounts receivable, inventory, the trade name, customer databases and lists, and other intellectual property, and fixed assets, including order processing equipment and certain office furnishings used in the Calyx & Corolla floral delivery business. Working capital obligations assumed include trade payables, accrued compensation and certain executory contracts. Calyx & Corolla, Inc. will hold the assets and intends to continue the Calyx & Corolla business.

The consideration paid was $3.7 million consisting of $1.2 million paid in cash and the remainder paid in the form of 250 shares of Series D Convertible Redeemable Preferred Stock ("Series D Preferred") at a fair value of $10,000 per share. The Series D Preferred shares are convertible into the Company's common stock at a price of $3.53 per common share and have voting rights on an as converted basis. A portion of the cash consideration paid was financed with a five-year acquisition loan in the amount of $1.0 million from Banknorth, N.A, the remainder of the cash consideration paid was funded from cash on hand.

Each of the shares of Series D Preferred has a minimum liquidation value of $10,000 per share, and is convertible into 2,832 shares of the Company's common stock. The Series D Preferred ranks junior to both Series A and Series C Preferred Stock but senior to all other shares of capital stock of VTBC. The Series D Preferred stockholders may, at any time after December 31, 2004, require VTBC to redeem some or all of the Series D Preferred shares at their minimum liquidation value, not to exceed $650,000 annually on a rolling 12 month basis. The Series D Preferred requires mandatory redemption of all outstanding shares at the minimum liquidation value along with all accrued but unpaid dividends ten years after issuance. The Series D Preferred carries voting rights on an as-converted basis, and, as a class, has the right to elect one member to the Company's Board of Directors. The Series D Preferred has a cumulative preferred cash dividend of five percent per annum, payable quarterly.

The acquisition loan shall be repaid by monthly payments of principal and interest over a term of five years. VTBC has the option to select one of two interest rate options, as follows: (i) a variable rate equal to either the bank's prime rate minus 0.50% (adjusted daily) or (ii) LIBOR (for 30, 60, 90 day interest periods) plus 2.20% (except that no more than three LIBOR based borrowings would be allowed at any one time). The loan is subject to an origination fee of 0.25% of the principal amount.

There are no material relationships among the parties or their affiliates, officers, directors, members or managers, or any of their associates.

Item7. Financial Statements and Exhibits.

(a) Financial statements of business acquired. The financial statements required by this Item 7(a) will be filed by amendment to this Form 8-K within the period permitted by Item 7(a)(4) of Form 8-K.

(b) Pro Forma financial information. The pro forma financial information required by this Item 7(b) will be filed by amendment to this Form 8-K within the period permitted by Item 7(a)(4) of Form 8-K.

(c) Exhibits
Exhibit No. Description

    Press Release dated August 29, 2003
    Asset Purchase Agreement dated August 29, 2003
    Amended and Restated Certificate of Incorporation (establishing Series D Convertible Redeemable Preferred Stock)
    Stock Rights and Restrictions Agreement (Series D Convertible Redeemable Preferred)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VERMONT TEDDY BEAR CO., INC.

Date: September 3, 2003 /s/ Elisabeth B. Robert

Elisabeth B. Robert, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number Description
    Press Release dated August 29, 2003
    Asset Purchase Agreement dated August 29, 2003
    Amended and Restated Certificate of Incorporation (establishing Series D Convertible Redeemable Preferred Stock)
    Stock Rights and Restrictions Agreement (Series D Convertible Redeemable Preferred)